Exhibit 10.1

NOVATEL WIRELESS, INC.

9255 TOWNE CENTRE DRIVE, STE. 225

SAN DIEGO, CA 92121

            , 2004

Dear

Novatel Wireless, Inc. (the “Corporation”) considers it essential to the best interests of its shareholders to foster the continuous employment of the Corporation’s key management personnel. In this regard, the Corporation’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders.

The Board has decided to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Corporation.

In order to induce you to remain in its employ, the Corporation hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the severance benefits set forth in this Agreement in the event that your employment with the Corporation is terminated under the circumstances described below in anticipation of or subsequent to a Change in Control (as defined in Section 2 below).

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2005; provided, however, that commencing on January 1, 2006 and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than October 31 of the preceding year, the Corporation shall have given you notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for the two (2) year period immediately following the Change in Control.

2. Change in Control. No benefits shall be payable hereunder unless there has been a Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) The consummation of a merger, consolidation, business combination, or similar transaction, of the Corporation with or into another entity or any other corporate reorganization, or any similar transaction or series of transactions, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization or transaction or series of transactions is owned by persons who were not stockholders of the Corporation immediately prior to such merger, consolidation or other reorganization, or transaction or series of transactions;

(ii) The sale, transfer or other disposition of all or substantially all of the Corporation’s business, property or assets;

(iii) A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either (a) had been directors of the Corporation on the date twenty-four (24) months prior to the date of the event that may constitute a Change in Control (the “Original Directors”) or (b) were elected, or nominated for election, to the Board with the affirmative votes of at a majority of the aggregate of the Original Directors who were still in office at the time of the election or nomination of the directors whose election or nomination was previously so approved;

(iv) Any transaction or series of transactions as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Corporation representing at least 30% of the total voting power represented by the Corporation’s then outstanding voting securities. For purposes of this Subparagraph (iv), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude: (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a subsidiary of the Corporation; (b) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation; and (c) the Corporation;

(v) A liquidation or dissolution of the Corporation; or

(vi) The termination of employment of the Chief Executive Officer of the Corporation, in office as of the date of this Agreement, (the “CEO”), for any reason other than by the Corporation for Cause (as such term is defined in the Employment Agreement of the CEO) or by the CEO other than for Good Reason (as such term is defined in the Employment Agreement of the CEO) or death of the CEO.

3. Termination in Anticipation of or Following Change in Control.

(i) General. If a Change in Control shall have occurred during the term of this Agreement, you shall be entitled to the benefits provided in Section 4(ii) if your employment is terminated within the one (1) year period immediately following the date of such Change in Control (a) by the Corporation other than for Cause or Disability (each as defined in Section 3(ii) below), or (b) by you for Good Reason (as defined in Section 3(iv) below) (a termination of your employment under the circumstances described in this sentence is sometimes hereinafter referred to as a “Payment Termination”). Notwithstanding anything contained herein, if your employment is terminated during the period commencing on the public announcement of a transaction that if consummated will constitute a Change in Control and ending on the date of the consummation of such Change in Control either by the Corporation other than for Cause or Disability or by you for Good Reason, and if such termination (1) was at the request of a third party effecting the Change in Control or (2) otherwise arose in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement your employment shall be deemed to have been terminated immediately after the actual occurrence of the Change in Control. Except as described in the preceding sentence, in the event that your employment with the Corporation is terminated for any reason and subsequently a Change in Control occurs, you shall not be entitled to any benefits hereunder. In the event that you are entitled to the benefits provided in Section 4(ii), such benefits shall be paid notwithstanding the subsequent expiration of the term of this Agreement.

(ii) Death or Disability. Your employment with the Corporation shall terminate automatically upon your death. The Corporation may terminate your employment for Disability (as defined below in this Subparagraph (ii)), but only if that Disability continues through the Date of Termination (as defined in Section 3(vii) below).

For purposes of this Agreement, “Disability” shall mean your absence from the full-time performance of your duties with the Corporation for a period of not less than six (6) consecutive months by reason of your physical or mental illness.

(iii) Cause. The Corporation may terminate your employment for Cause (as defined below in this Section 3(iii)) by giving you thirty (30) days’ advance written notice of such termination.

For purposes of this Agreement, “Cause” shall mean:

(a) your failure to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined in Section 3(vi) below) for Good Reason), after a written demand for substantial performance is delivered to you by the Board;

(b) your commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Corporation;

(c) your willful violation of a federal or state law, rule or regulation applicable to the business of the Corporation of a type and kind that is materially adverse to the Company;

(d) your willful violation of a federal or state law securities law applicable to the Corporation; or

(e) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony.

For purposes of this Section 3(iii), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you in bad faith. Notwithstanding the foregoing, you shall not be deemed terminated for Cause pursuant to Sections 3(iii)(a) -(d) hereof unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters ( 3/4) of the entire membership of the Board (after reasonable notice to you, an opportunity for you, together with your counsel, to be heard before the Board and a reasonable opportunity to cure), finding that in the Board’s good faith opinion you were guilty of the conduct set forth above in this Section 3(iii) and specifying the particulars thereof in reasonable detail.

(iv) Good Reason. You may terminate your employment with the Corporation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, after a Change in Control, of any one or more of the following events without your prior written consent:

(a) the assignment to you of any duties which are adversely inconsistent with the position in the Corporation that you held immediately prior to the Change in Control, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to the Change in Control, including by virtue of the Corporation ceasing to be a publicly-held corporation, or any other action by the Corporation that results in a material diminution in your position, authority, title, duties or responsibilities;

(b) the Corporation’s reduction of your annual base salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time;

(c) the relocation of the Corporation’s offices at which you are principally employed immediately prior to the date of the Change in Control (your “Principal Location”) to a location more than thirty (30) miles from such location, or the Corporation’s requiring you to be based at a location more than thirty (30) miles from your Principal Location, except for required travel on the Corporation’s business to an extent substantially consistent with your present business travel obligations;

(d) the Corporation’s failure to pay to you any portion of your then current compensation or any portion of an installment of deferred compensation under any deferred compensation program of the Corporation, in each case within seven (7) days of the date such compensation is due;

(e) the Corporation’s failure to continue in effect compensation and employee benefits, including benefit plans which provide you with benefits which are substantially similar, on an aggregate basis, to the benefits provided to you under the Corporation’s regular compensation and benefit plans and practices immediately prior to the Change in Control, unless an equitable arrangement (embodied in ongoing substitute or alternative plans) has been made with respect to such plans, or the Corporation’s failure to continue your participation therein (or in such substitute or alternative plans) on a basis not materially less favorable in the aggregate, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

(f) the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof;

(g) any purported termination of your employment that is not effected pursuant to a Notice of Termination (as defined in Section 3(vi) below)satisfying the requirements of Section 3(vi) hereof (and, if applicable, the requirements of Section 3(iii) hereof), which purported termination shall not be effective for purposes of this Agreement;

(h) the continuation or repetition, after written notice of objection from you, of harassing or denigrating treatment of you which is inconsistent with your position with the Corporation; or

(i) any breach by the Corporation of any provision of this Agreement applicable to it which is material and adverse to you.

(v) Your right to terminate your employment pursuant to this Section 3(iv) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(vi) Notice of Termination. Any purported termination of your employment by the Corporation or by you (other than termination due to your death, which shall terminate your employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 7.

For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(vii) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean:

(a) if your employment is terminated due to your death, the date of your death;

(b) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full time performance of your duties during such thirty (30) day period); and

(c) if your employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination (which, in the case of a termination by the Corporation without Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination by you for Good Reason shall not be less than fifteen (15) nor more than thirty (30) days from the date such Notice of Termination is given).

4. Compensation Upon Termination.

(i) If your employment with the Corporation is terminated by reason of your death, by the Corporation for Cause or Disability, or by you other than for Good Reason, the

Corporation shall pay you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

(ii) If you incur a Payment Termination, then, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Corporation, you shall be entitled to the benefits provided below:

(a) the Corporation shall, at the time specified in Section 4(iii), pay to you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due;

(b) the Corporation shall, at the time specified in Section 4(iii), pay as severance pay to you a lump-sum severance payment equal to the sum of the following:

(A) three hundred percent (300%) of the greater of (x) your annual base salary as in effect immediately prior to delivery of the Notice of Termination or (y) your annual base salary as in effect immediately prior to the Change in Control; and

(B) three hundred percent (300%) of the greater of (x) your targeted annual bonus for the year in which the Date of Termination occurs or (y) your targeted annual bonus for the year in which the Change in Control occurs, in each case assuming that the bonus targets are satisfied;

(c) the Corporation shall, at its sole expense as incurred, provide you with financial planning services for the one (1) year period following the Date of Termination, such services to be of substantially the same type and scope as those which the Corporation was providing to you immediately prior to the Date of Termination, or, if more favorable to you, immediately prior to the date of the Change in Control;

(d) the Corporation shall, at its sole expense as incurred, provide you with outplacement services for a period not to exceed one (1) year at an aggregate cost to the Corporation not to exceed $10,000, the scope of which shall be selected by you in your sole discretion and the provider of which shall be selected by you from among the providers offered to you by the Corporation;

(e) for the period beginning on the Date of Termination and ending on the earlier of (i) the date which is twenty-four (24) full months following the Date of Termination or (ii) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer, the Corporation shall pay for and provide you and your dependents with the same medical benefits coverage to which you would have been entitled had you remained continuously employed by the Corporation during such period. In the event that you are ineligible under the terms of the Corporation’s benefit plans to continue to be so covered, the Corporation shall provide you with substantially equivalent coverage through other sources or will provide you with a lump sum payment (determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), on the Date of Termination) in such amount that, after all income and employment taxes on that amount, shall be equal to the cost to you of providing yourself such benefit coverage. At the termination of the benefits coverage under the first sentence of this Section 4(ii)(e), you and your dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Code, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Corporation on the date such benefits coverage terminates.

(f) Gross-Up Payment.

(A) anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to you or for your benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (the “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then you shall be entitled to receive from the Corporation an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payment and the Gross-Up Payment retained by you after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 4(ii)(f)(A), and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment;

(B) all determinations required to be made under Section 4(ii)(f)(A), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide you and the Corporation with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from you or the Corporation that you have received or will receive a Payment.

For the purposes of this Section 4(ii)(f)(B), the “Accountants” shall mean the Corporation’s independent certified public accountants serving immediately prior to the Change in Control. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder).

All fees and expenses of the Accountants shall be borne solely by the Corporation. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute “parachute payments”

or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of your adjusted gross income), and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in your adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Corporation at the time you are entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than five days after the receipt by you of the Accountant’s determination. Any determination by the Accountants shall be binding upon the Corporation and you. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Corporation should have paid pursuant to this Section 4(ii)(f) (the “Underpayment”). In the event that the Corporation exhausts its remedies pursuant to Section 4(ii)(f)(3) and you are required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Corporation to or for your benefit; and

(C) you shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable after you are informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Corporation (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(1) give the Corporation any information reasonably requested by the Corporation relating to such claim;

(2) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

(3) cooperate with the Corporation in good faith in order to effectively contest such claim; and

(4) permit the Corporation to participate in any proceedings relating to such claims;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 4(ii)(f), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Corporation of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority;

(g) in any situation where under applicable law the Corporation has the power to indemnify (or advance expenses to) you in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys’ fees) of any nature related to or arising out of your activities as an agent, employee, officer or director of the Corporation or in any other capacity on behalf of or at the request of the Corporation, the Corporation shall promptly on written request, indemnify (and advance expenses to) you to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Corporation may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Corporation shall not be deemed to impair any other obligation of the Corporation respecting your indemnification otherwise arising out of this or any other agreement or promise of the Corporation or under any statute; and

(h) the Corporation shall furnish you for six (6) years following the Date of Termination (without reference to whether the term of this Agreement continues in effect) with directors’ and officers’ liability insurance insuring you against insurable events which occur or have occurred while you were a director or officer of the Corporation, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability issuance policies provided for officers and directors of the Corporation in force from time to time, provided, however, that such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to you than those in effect on the date hereof; provided, further, that if the aggregate annual premiums for such insurance at any time during such period exceed one hundred and fifty percent (150%) of the per annum rate of premium currently paid by the Corporation for such insurance, then the Corporation shall provide the maximum coverage that will then be available at an annual premium equal to one hundred and fifty percent (150%) of such rate.

(i) notwithstanding anything to the contrary contained in any equity plan or award agreement, or any other agreement to which the Corporation is a party, all outstanding stock options, restricted stock and other equity awards granted to you (whether before of after the date of this Agreement) under any of the Corporation’s stock option plans, incentive plans or similar plans (or awards substituted therefor) or otherwise held by you immediately prior to a Payment Termination shall immediately become one hundred percent (100%) vested and exercisable in full, and remain exercisable for a period of two (2) years following a Payment Termination and/or restrictions with respect to restricted stock shall immediately lapse, as applicable.

(iii) The payments provided for in Sections 4(ii)(a), (b), and (e), as applicable, shall be made not later than the fifth business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(iv) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to you by the Corporation).

5. Reserved.

6. Successors; Binding Agreement.

(i) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, equity and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Corporation” as used herein shall mean the Corporation as defined in this Agreement and any successor to its business, equity and/or assets as aforesaid.

(ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs,

distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Except as provided in Section 4(ii)(f) hereunder, any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in San Diego County, California, in accordance with the commercial arbitration rules of the American Arbitration Association. The demand for arbitration must be made within one year after the controversy or claim arises; failure to do so shall constitute an absolute bar to the institution of any such proceeding and shall forever constitute a waiver respecting any such controversy or claim. Any award pursuant to such arbitration shall be included in a written decision which shall state the legal and factual reasons upon which the award was based, including all the elements involved in the calculation of any award of damages. Any such award shall be deemed final and binding and may be entered in any state or federal court of competent jurisdiction. The arbitrator(s) shall interpret the Agreement in accordance with the laws of California. The arbitrator(s) shall be authorized to award reasonable attorneys’ fees and other arbitration–related costs to the prevailing party.

12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Corporation (other than severance plans or agreements) to which you are a party or in which you are a participant, including, but not limited to, any Corporation sponsored employee benefit plans and stock options plans. The provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

13. At-Will Employment. Nothing contained in this Agreement shall (i) confer upon you any right to continue in the employ of the Corporation, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the at-will nature of your employment with the Corporation, including without limitation, the right of the Corporation to terminate you at the will of the Corporation, with or without cause, and you and the Corporation expressly agree that nothing contained in this agreement shall imply or constitute an express or implied contract to the contrary. Not withstanding anything set forth in this agreement, you shall not be entitled to any benefits hereunder whatsoever, unless there has been a Change in Control.

[SIGNATURE PAGE FOLLOWS]

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,

NOVATEL WIRELESS, INC.

By:
Its:

Agreed and Accepted,
this day of August, 2004.